Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Dave Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Estimates Impact of
Gulf of Mexico Drilling Moratorium on its Operations
New Orleans, LA — June 10, 2010 — Superior Energy Services, Inc. (NYSE: SPN) announced today the estimated impact on its second half of 2010 operations from the six-month moratorium on deepwater drilling in the Gulf of Mexico recently announced by the U.S. Department of Interior.
Dave Dunlap, Chief Executive Officer of Superior, commented “Based on information that we have received from our customers and our current understanding of the deepwater drilling moratorium, we believe that the effects of the moratorium could reduce 2010 earnings per share in the second half of the year by as much as $0.20.
“We estimate that less than 10% of our annual total revenue comes from support of deepwater drilling in the Gulf of Mexico — which is generated by the Drilling Products and Services Segment — based on our historical exposure to deepwater drilling and current activity in that market area. At the time the moratorium was announced, we had assets from our Drilling Products and Services Segment on 31 rigs affected by the moratorium (500 ft. water depths and greater).
“Our estimate includes the net effect of oil spill response work. Several of our business units are responding to the oil spill and related activities, and we anticipate that this will continue into the second half of 2010. Our oil spill response participation includes well control, engineering, rental tools, accommodations and environmental support services.
“We believe that our broad range of products and services, as well as our geographic diversification, reduce the impact of the drilling moratorium.”
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name drilling products and services and its integrated well enhancement services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.